SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number: 333-37471

                         USAA AUTO OWNER TRUST 1997-1
            (Exact name of registrant as specified in its charter)

                         c/o USAA Federal Savings Bank
                            10750 McDermott Freeway
                           San Antonio, Texas 78288
                                (210) 498-7479
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           6.00% Automobile Loan Pass-Through Certificates, Class A 6.15% Automobile Loan Pass-Through Certificates, Class B (Title of each class of securities covered by this Form)

                                     NONE
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [ ]      Rule 12h-3(b)(1)(ii)       [ ]
         Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(2)(i)        [ ]
         Rule 12g-4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(ii)       [ ]
         Rule 12g-4(a)(2)(ii)   [ ]      Rule 15d-6                 [x]
         Rule 12h-3(b)(1)(i)    [ ]

 Approximate number of holders of record as of the certification or notice date:
         6.10% Automobile Loan Pass-Through Certificates, Class A and
        6.67% Automobile Loan Pass-Through Certificates, Class B - 25(1)

-----------
(1) Refers to direct and indirect participants in The Depository Trust Company ("DTC") holding interests in book-entry form in the Certificates registered in the name of Cede & Co., as nominee for DTC as of December 31, 1997.

Pursuant to the requirements of the Securities Exchange Act of 1934, USAA Auto Owner Trust 1997-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                   USAA AUTO OWNER TRUST 1997-1



                                   By:  USAA Federal Savings Bank
                                              (Servicer)


Dated:  May 4, 2000                By:  /s/ Michael J. Broker
                                        ------------------------------------
                                        Michael J. Broker
                                        Authorized Officer